Exhibit 99.1

CorEnergy Completes Acquisition of LGS from Ultra Petroleum

Positioning CorEnergy to Qualify as a REIT for 2013

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – December 20, 2012 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced that it has closed its previously announced acquisition of a Liquids Gathering System (“LGS”) from Ultra Petroleum Corp. (NYSE: UPL). The LGS will continue to be operated by UPL under a long-term triple net lease. Located in the Pinedale field in Wyoming, the LGS is a vital component of natural gas production in one of the top five natural gas fields in the U.S.

“We are pleased to have completed our largest acquisition of REIT-qualifying assets to-date,” said Chief Executive Officer, David Schulte. “This is a mission-critical asset, with a high-quality tenant, and it represents a cornerstone for our energy infrastructure REIT strategy. The acquisition is accretive to our distribution and our Board of Directors has indicated that it intends to approve an increase in our quarterly distribution from $0.11 to $0.125 for the first full quarter following the acquisition. The REIT structure provides our investors direct access to U.S. energy infrastructure in an attractive vehicle with transparent cash flow.”

Transaction Financing
CorEnergy paid $205 million in cash and approximately $24 million in certain other equity securities for the purchase of the LGS from UPL. The cash portion of the acquisition was funded with the net proceeds of CorEnergy’s $78 million common stock offering, approximately $26 million from the sale of CorEnergy’s publicly-traded master limited partnership equity securities, approximately $5 million of cash from CorEnergy’s balance sheet, a $30 million concurrent co-investment from Prudential Capital Group and $70 million in debt financing.

As a result of the transaction, CorEnergy’s ratio of total debt to total assets is approximately 25 percent. CorEnergy expects to maintain a debt to asset ratio of between 25 and 50 percent.

REIT Status
The LGS now accounts for approximately 81 percent of CorEnergy’s total assets on a pro forma basis as of August 31, 2012 and the LGS lease payments account for approximately 66 percent of total revenue on a pro forma basis for the nine months ended August 31, 2012.

CorEnergy anticipates that the LGS acquisition will allow the Company to meet the income and asset tests necessary to qualify and elect to be taxed as a REIT for 2013. Based on the value of CorEnergy’s existing assets as of August 31, 2012, the Company expects that pro forma income for the nine month period ended August 31, 2012 would satisfy the REIT income tests and that at least 75 percent of our pro forma assets as of August 31, 2012 will qualify under the REIT requirements. Because certain of CorEnergy’s assets may not produce REIT-qualifying income or be treated as interests in real property, the Company intends to contribute those assets into taxable REIT subsidiaries prior to 2013, in order to qualify as a REIT for 2013.

Distributions
The character of distributions made during the year may differ from their ultimate characterization for federal income tax purposes. As of November 30, 2012, the Board of Directors had declared total distributions of $0.44 per share ($0.11 per quarter) in the current year. CorEnergy expects to announce an anticipated annual distribution increase of $0.06 per share from $0.44 to $0.50 per share, as the Company’s current investments and LGS asset acquisition are expected to allow for such an annual distribution rate. If CorEnergy changes its fiscal year to a calendar year as anticipated, the Company’s next distribution will be for the period beginning on

December 1, 2012 and ending on March 31, 2013, with the anticipated $0.125 per share quarterly distribution amount applicable to the period beginning January 1, 2013.

Going forward, CorEnergy intends to report standard performance measures utilized by REITs, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and Cash Available for Distributions (“CAD”). A REIT is generally required to distribute during the taxable year an amount equal to at least 90 percent of the REIT taxable income (determined under IRC section 857(b)(2), without regard to the deduction for dividends paid). CorEnergy intends to adhere to this requirement in order to qualify as a REIT.

Strategy Update
CorEnergy intends to continue executing its strategy to be a diversified, energy infrastructure REIT. The Company expects to acquire assets that are diversified by asset size, geography and management team.

CorEnergy does not currently have any signed agreements or binding letters of intent for additional acquisitions. Certain opportunities are in preliminary stages of review, and consummation of any of these opportunities depends on a number of factors beyond CorEnergy’s control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. With potential transactions ranging in value between $50 million and $200 million, CorEnergy expects to grow over time in order to attain the desired diversification.

In order to complete possible future transactions, CorEnergy has available to it the following funding mechanisms: issuance of common stock or other equity securities such as convertible or preferred stock, debt issuance, and equity partnerships, like that with Prudential Capital Group. CorEnergy’s external manager is committed to structuring acquisitions that are accretive to CorEnergy’s distributions to shareholders.

Asset Description
The Ultra Petroleum LGS was completed in 2010 and consists of more than 150 miles of underground gathering pipelines with 107 receipt points and four above-ground central gathering facilities that are utilized by UPL as a method of separating water, condensate and associated natural gas from a unified stream and subsequently selling or treating and disposing of the separated products. UPL’s non-operating working interest partners in the Pinedale field where the LGS is located pay UPL a fee for the use of UPL’s LGS. To date, no major operational issues have been reported with respect to the LGS.

The LGS has a current capacity of approximately 45,000 barrels per day and average throughput of approximately 36,000 barrels per day during the four quarters ended September 30, 2012. The underground pipes that make up the majority of the LGS and certain other components, such as the separators, have useful lives that extend beyond the initial term of the lease. CorEnergy believes that the LGS can be expanded at a relatively low incremental cost by, for example, adding additional separating equipment.

Most of UPL’s exploration and development in the Pinedale field takes place on land under the jurisdiction of the Bureau of Land Management (BLM). The BLM has the authority to approve or deny oil and gas leases or to impose environmental restrictions on leases where appropriate. The BLM issued the Pinedale Record of Decision (“ROD”) in September 2008. Under the ROD, Ultra Petroleum gained year-round access to the Pinedale field for drilling and completion activities in development areas, provided that Ultra Petroleum conducts an environmental mitigation effort, which includes the use of a liquids gathering system. This additional access resulted in increased drilling efficiencies and allowed for accelerated development of the field.

Lease Description
The 15-year triple net lease provides a minimum annual base rent of $20 million, subject to an inflation adjustment. The lease also includes an additional participating rent based on volume growth of liquids in the LGS. The total rent (minimum plus participating) is capped at $27.5 million annually for the initial 15-year term. At the conclusion of the initial term, UPL’s subsidiary may renew the lease for additional, successive 5-year terms. UPL’s subsidiary will operate the LGS and will retain responsibility for maintenance and other capital expenditures required for its operation. UPL and one of its wholly-owned subsidiaries guarantee the lessee’s obligations.

Guarantor Description
UPL was incorporated in 1979 and is an independent oil and gas company engaged in the development, production, operation, exploration and acquisition of oil and natural gas properties. UPL leases approximately 93,000 gross (53,000 net) acres in and around the Pinedale and Jonah natural gas fields of the Greater Green River Basin in southwest Wyoming. The most recently available EIA data, dated 2009, indicated that the Pinedale field was among the top five U.S. natural gas plays based on proved reserves. As of December 31, 2011, UPL held an approximately 50 percent working interest in approximately 1,700 producing wells in these fields. The Pinedale and Jonah fields have estimated natural gas reserves of over 48 Tcfe as of December 31, 2011.

As of December 31, 2011, UPL had an estimated 4.3 Tcfe of proved reserves and 10.2 Tcfe of proved, probable and possible (3P) reserves in the Pinedale and Jonah fields. UPL’s third-party reservoir engineering firm, Netherland, Sewell & Associates, Inc., has identified an inventory of over 5,000 economic, future drilling locations.

UPL derives its revenues principally from the sale of its natural gas and associated condensate production from wells operated by UPL and others in the Greater Green River Basin. UPL is recognized as a low-cost operator in the industry in terms of both adding and producing oil and natural gas reserves. UPL’s all-in cash costs, defined as all-in costs excluding DD&A expenses, have consistently been lower than natural gas prices and for the twelve month period ended September 30, 2012 were $1.43 per Mcfe.

CorEnergy Advisors
KeyBanc Capital Markets acted as exclusive financial advisor to CorEnergy in connection with the acquisition.

BofA Merrill Lynch is acting as exclusive structuring advisor in connection with CorEnergy’s energy infrastructure real asset strategy.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), acquires midstream and downstream U.S. energy infrastructure assets and concurrently enters into long-term triple net leases with energy companies. CorEnergy intends to acquire infrastructure assets that qualify as real property for REIT purposes. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. Formerly Tortoise Capital Resources Corp., CorEnergy previously traded under the ticker TTO. CorEnergy is managed by Corridor InfraTrust Management, LLC. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., a registered investment adviser with over $9.4 billion of assets under management in the U.S. energy infrastructure sector as of November 30, 2012. For more information, please visit www.corridortrust.com.

About Prudential Capital Group
Prudential Capital Group has been a leading provider of private debt, mezzanine and equity securities to companies worldwide for more than 70 years. Managing a portfolio of nearly $65 billion as of September 30, 2012, Prudential Capital offers senior debt and mezzanine capital, leverage leases, credit tenant leases, and equipment finance to companies worldwide. The global regional office network has locations in Atlanta, Chicago, Dallas, Frankfurt, London, Los Angeles, Minneapolis, Newark, N.J., New York, Paris and San Francisco. For more information, please visit www.prudentialcapitalgroup.com.

About Ultra Petroleum Corp.
Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Greater Green River Basin of Wyoming—the Pinedale and Jonah fields—and is in the ongoing exploration and early development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL".

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Rachel Stroer, Investor Relations, 877-699-CORR (2677), info@corridortrust.com